Exhibit 99.2

TRANSACTIONS

The following table sets forth all transactions with respect to Common Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Common Shares, inclusive of any transactions effected prior to the filing hereof, on August 25, 2023. All such transactions were purchases or sales of Common Shares effected in the open market, and the table includes commissions paid in per Common Share prices.

	Trade Date	Reporting Person Effecting Transaction	Buy/Sell	Quantity	Price ($)[2]
1.	08/07/2023	Sphinx Investment Corp.	Buy	21,700	$1.14
2.	08/08/2023	Sphinx Investment Corp.	Buy	30,000	$1.16
3.	08/09/2023	Sphinx Investment Corp.	Buy	12,315	$1.14
4.	08/10/2023	Sphinx Investment Corp.	Buy	41,431	$1.25
5.	08/11/2023	Sphinx Investment Corp.	Buy	52,605	$1.25
6.	08/14/2023	Sphinx Investment Corp.	Buy	99,900	$1.39
7.	08/14/2023	Sphinx Investment Corp.	Buy	100	$1.30
8.	08/15/2023	Sphinx Investment Corp.	Buy	120,000	$1.43
9.	08/16/2023	Sphinx Investment Corp.	Buy	80,000	$1.44
10.	08/17/2023	Sphinx Investment Corp.	Buy	60,000	$1.53
11.	08/17/2023	Sphinx Investment Corp.	Buy	20,000	$1.46
12.	08/18/2023	Sphinx Investment Corp.	Buy	70,000	$1.52
13.	08/21/2023	Sphinx Investment Corp.	Buy	120,000	$1.57
14.	08/21/2023	Sphinx Investment Corp.	Buy	15,808	$1.55
15.	08/22/2023	Sphinx Investment Corp.	Buy	100,000	$1.56
16.	08/22/2023	Sphinx Investment Corp.	Buy	30,000	$1.49
17.	08/23/2023	Sphinx Investment Corp.	Buy	100,000	$1.41
18.	08/23/2023	Sphinx Investment Corp.	Buy	30,000	$1.40
19.	08/24/2023	Sphinx Investment Corp.	Buy	30,000	$1.42

[2]	Prices are rounded to the nearest cent.